Exhibit 10.3

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT, dated as of [     ], 2026 (this “Agreement”), is entered into by and among ABVC BioPharma, Inc., a Nevada corporation (“Parent”), and BioKey (Cayman), Inc., a Cayman Islands exempted company with limited liability and wholly owned subsidiary of Parent (“Subsidiary”). Each of Parent and Subsidiary is referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used in this Agreement and not otherwise defined shall have the meanings ascribed to such terms in the Separation Agreement (as defined below).

RECITALS

WHEREAS, pursuant to that certain Separation and Distribution Agreement (the “Separation Agreement”) dated as of the date hereof, by and among Parent and Subsidiary, Parent and Subsidiary have set out the terms on which, and the conditions subject to which, they wish to implement the Separation and Distribution of Subsidiary; and

WHEREAS, as of the date hereof, Subsidiary has no Employees and has not previously employed any individuals, and all Employees whose services relate to the Subsidiary Business are currently employed by Parent or its Affiliates; and

WHEREAS, in connection with the foregoing, the Parties have entered into this Agreement to provide for the transfer of certain Employees from Parent to Subsidiary and to allocate, among Parent and Subsidiary, Assets, Liabilities and responsibilities with respect to certain employee compensation, benefits, labor and other employment matters, all pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

“Closing Plan Year” means the calendar year in which the Effective Time occurs.

“COBRA” shall have the meaning specified in Section 2.03(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Continuing Employee” means each of Uttam Patil and each other Employee of Parent identified on Schedule 2 hereto who will continue as an Employee of Parent following the Distribution as determined by Parent prior to the Distribution, in each case, in their capacities as Employees of Parent. For the avoidance of doubt, an Employee shall be deemed a “Continuing Employee” if he or she is expected to serve as an Employee of both Parent and Subsidiary following the Distribution. A Continuing Employee who also serves as an Employee of Subsidiary shall, in his or her capacity as an Employee of Subsidiary, also be deemed a Subsidiary Employee.

“Employee” means with respect to any entity, an individual who is considered, according to the payroll and other records of such entity, to be employed by such entity, whether active or inactive, on disability leave, or on other leave of absence.

“Employment Agreement” means each individual employment, offer, retention, consulting, change in control, split dollar life insurance, sale bonus, incentive bonus, severance, restrictive covenant or other employment related or individual compensatory agreement between any current or former employee and Parent or any of its Affiliates (including Subsidiary), in each case, that is related to the Subsidiary Business, other than those between Parent and any Continuing Employee, in his or her capacity as an employee of Parent.

“Employment Claim” means any actual, threatened or potential lawsuit, arbitration, ERISA claim, or federal, state, or local judicial or administrative proceeding of whatever kind involving a demand by or on behalf of or relating to an employee, former employee, job applicant, intern or volunteer, independent contractor, leased employee, or anyone claiming to be an employee or joint employee, or by or relating to a collective bargaining agent of employees, or by or relating to any federal, state, or local government agency alleging liability against an entity as an employer or against an employee pension, welfare or other benefit plan, or an administrator, trustee or fiduciary thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Former Subsidiary Employee” means each former Employee of Parent or its Affiliates identified on Schedule 3 hereto whose last employment with Parent or its Affiliates before the Effective Time was primarily related to the Subsidiary Business and not primarily related to the Parent Business.

“IRS” means the United States Internal Revenue Service.

“Subsidiary” has the meaning specified in the preamble of this Agreement.

“Subsidiary Benefit Plans” means any Plan that is sponsored or maintained by Subsidiary or a Subsidiary Entity.

“Subsidiary Employee” means each Employee of Parent identified on Schedule 1 hereto who will be transferred to and become an Employee of Subsidiary or any member of the Subsidiary Group in connection with the Distribution, in each case, in his or her capacity as an Employee of Subsidiary. For the avoidance of doubt, a Continuing Employee who is expected to serve as an Employee of both Parent and Subsidiary following the Distribution shall be deemed a Subsidiary Employee solely in his or her capacity as an Employee of Subsidiary (and not in his or her capacity as an Employee of Parent).

“Subsidiary Entity” means any entity that is a direct or indirect subsidiary of Subsidiary.

“Subsidiary Group” means Subsidiary and each Subsidiary Entity.

“Subsidiary FSAs” has the meaning specified in Section 2.03(c).

“Subsidiary Health and Welfare Benefit Plans” has the meaning specified in Section 2.03(b).

“Subsidiary Retirement Plan” has the meaning specified in Section 2.02(b).

“Parent” has the meaning specified in the preamble of this Agreement.

“Parent Benefit Plan” means any of (i) the Parent Health and Welfare Benefit Plans, the Parent Retirement Plan, and (ii) any other Plan that, as of the close of business on the Business Day before the Effective Time, is sponsored or maintained solely by Parent or a Parent Group member.

“Parent Entity” means Parent and any entity that is a direct or indirect Subsidiary of Parent (other than Subsidiary and the other members of the Subsidiary Group).

“Parent Group” means Parent and each Parent Entity.

“Parent FSAs” has the meaning specified in Section 2.03(c).

“Parent Health and Welfare Benefit Plans” means the health and welfare plans sponsored and maintained by Parent or any of its Subsidiaries or Affiliates, including any flexible benefit plan.

“Parent Retirement Plan” means the ABVC BioPharma, Inc. 401(k) Plan, as in effect immediately prior to the Effective Time.

“Party” and “Parties” have the meanings specified in the preamble of this Agreement.

“Plan” means any plan, policy, arrangement, contract or agreement providing compensation or benefits for any group of Employees or individual Employee, or the dependents or beneficiaries of any such Employee(s), whether formal or informal or written or unwritten, and including, without limitation, any means, whether or not legally required, pursuant to which any benefit is provided by an employer to any Employee or the beneficiaries of any such Employee. The term “Plan” as used in this Agreement does not include any Contract relating to settlement of actual or potential Employment Claims. Notwithstanding the foregoing, no Employment Agreement will constitute a “Plan” for purposes hereof.

“Plan Payee” means an individual who is entitled to payment of Plan benefits in his or her capacity as a beneficiary with respect to the benefits of a deceased participant in the Plan or an alternate payee under a qualified domestic relations order within the meaning of Section 414(p)(1)(A) of the Code and Section 206(d)(3)(B)(i) of ERISA with respect to the benefits of a participant in the Plan.

“Separation Agreement” has the meaning specified in the recitals of this Agreement.

“WARN” has the meaning specified in Section 3.01.

“Workers’ Compensation Event” means the event, injury, illness or condition giving rise to a workers’ compensation claim.

Section 1.02 Interpretation; Construction.

(a) Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender and neuter form; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) derivative forms of defined terms will have correlative meanings; (iv) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement; (v) the terms “Article,” “Section,” and “Schedule” refer to the specified Article, Section, or Schedule, as the case may be, of this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses, respectively, of the section or subsection in this Agreement in which the reference occurs; (vi) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation;” (vii) the word “or” shall be disjunctive but not exclusive; (viii) the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if;” and (ix) the terms “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(b) Unless the context of this Agreement otherwise requires: references to Contracts (including this Agreement) and other documents or Laws shall be deemed to include references to such Contract or Law as amended, restated, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions).

(c) Unless the context of this Agreement otherwise requires, references to any federal, state, local, or foreign statute or Law shall include all regulations promulgated thereunder.

(d) Unless the context of this Agreement otherwise requires, references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. The Parties acknowledge that each Party and its attorneys have reviewed and participated in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of a Contract, shall not be applicable to the construction or interpretation of this Agreement.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular day, and such day is not a Business Day, then such action may be deferred until the next Business Day.

(g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP unless the context otherwise requires.

Section 1.03 Survival. If the Distribution is consummated, the obligations set forth in this Agreement shall remain in full force and effect and shall survive the Effective Time.

ARTICLE II

EMPLOYEES AND EMPLOYEE BENEFITS

Section 2.01 Employment.

(a) Transfer of Employment to Subsidiary. At or prior to the Effective Time, Parent and Subsidiary shall take all steps necessary and appropriate to transfer, or cause to become effective, the employment of the Subsidiary Employees from Parent to Subsidiary or the applicable Subsidiary Entity. The Continuing Employees shall continue as Employees of Parent or the applicable Parent Entity following the Distribution. The Parties shall cooperate to effect any transfers of employment contemplated by this Section 2.01 in a manner that does not result in severance or termination payments or benefits becoming due to any affected Employee.

(b) Continued Employment. Between the date hereof and the Effective Time, neither Party shall, without the consent of the other Party, affirmatively terminate or cause its applicable Affiliate to affirmatively terminate, the employment of any Employees other than in the ordinary course of business and shall not transfer the employment of such Employees except as provided in Section 2.01(a).

(c) Allocation of Responsibilities as Employer; Assumption of Employment-Related Liabilities. At the Effective Time, Subsidiary or the applicable member of the Subsidiary Group shall assume responsibility as employer of the Subsidiary Employees. In addition, at the Effective Time, Subsidiary shall assume all Liabilities related to the employment or retention of Subsidiary Employees and Former Subsidiary Employees, except as specifically provided herein, including Liabilities for any Employment Claim with respect to a Subsidiary Employee or Former Subsidiary Employee.

(d) Employment Agreements. At or prior to the Effective Time, the Parties shall cause Subsidiary to enter into, assume, or otherwise become a party to, as applicable, Employment Agreements with or in respect of the Subsidiary Employees and to be solely and exclusively responsible for all obligations and Liabilities with respect thereto; provided, however, that employment agreements with Uttam Patil shall, as described in the Information Statement, be entered into following the Effective Time, subject to the approval of Subsidiary’s Compensation Committee following the Distribution. On and after the Effective Time, Parent and its Affiliates (other than Subsidiary Entities) shall have no obligations or liabilities with respect to the Employment Agreements entered into or assumed by Subsidiary. To the extent an Employment Agreement to be entered into or assumed by Subsidiary is not executed or transferred in accordance with this Section 2.01(d), Subsidiary shall fully indemnify Parent and any applicable Parent Group member with respect to all Liabilities associated with such Employment Agreement (including any termination thereof) to the extent arising out of events occurring following the Effective Time. From and after the Effective Time, Subsidiary shall assume all Liabilities under and perform all obligations under all Subsidiary Benefit Plans.

(e) Service Credit. From and after the Effective Time, Subsidiary shall give each Subsidiary Employee full credit for determining the amount of paid time off, vacation or sick leave, and the level of employer contributions under any defined contribution retirement plan, and for purposes of eligibility to participate and vesting (but not benefit accruals (if applicable)) under any employee benefit plans, arrangements, collective agreements and employment-related entitlements (including under any applicable pension, defined contribution (for example, 401(k)), deferred compensation, savings, medical, dental, life insurance, disability, vacation, long-service leave or other leave entitlements, post-retirement health and life insurance, termination indemnity, severance or separation pay plans) provided, sponsored, maintained or by or contributed to Subsidiary or any of its Affiliates under which such Subsidiary Employee is eligible to participate after the Effective Time for such Subsidiary Employee’s service with Parent, Subsidiary or their respective Subsidiaries prior to the Effective Time, to the same extent recognized by any of Parent, Subsidiary and their respective Subsidiaries immediately prior to the Effective Time, except to the extent such credit would result in the duplication of benefits for the same period of service.

(f) Independent Contractors. With respect to any independent contractor agreements or similar Contract with independent contractors that relate primarily to the Subsidiary Business and that are with Parent or a member of the Parent Group (and are not with Subsidiary or a Subsidiary Group member), the Parties shall use commercially reasonable efforts to assign the applicable Contract and related Liabilities to Subsidiary or a member of the Subsidiary Group or a Subsidiary Group member designated by Subsidiary. With respect to any independent contractor agreements or similar Contract with independent contractors that relate primarily to the Parent Business and that are with Subsidiary or a member of the Subsidiary Group (and not with Parent or a Parent Group member), the Parties shall use commercially reasonable efforts to assign the applicable Contract and related Liabilities to Parent or a Parent Group member designated by Parent.

Section 2.02 Retirement Plans.

(a) Parent Retirement Plan. Effective on the Effective Time, Subsidiary Employees (other than those that are Continuing Employees) shall cease to be eligible to: (i) have elective deferrals contributed on their behalf to the Parent Retirement Plan with respect to pay paid after the Effective Time, (ii) be credited with future employer contributions (for example, matching contributions) in the Parent Retirement Plan, or (iii) make contributions (for example, rollovers or loan repayments) to the Parent Retirement Plan, and shall cease to be active participants in the Parent Retirement Plan. Effective on the Effective Time, each Subsidiary Group member shall cease to be a participating employer in the Parent Retirement Plan.

(b) Subsidiary Retirement Plan. Prior to Effective Time, Subsidiary shall take all actions necessary or appropriate to establish or maintain for the benefit of Subsidiary Employees (i) a defined contribution plan qualified under Section 401(a) of the Code that includes a cash or deferred arrangement qualified under Section 401(k) of the Code that is a participant-directed individual account plan that complies with Section 404(c) of ERISA, and (ii) a related trust or trusts exempt under Section 501(a) of the Code, each to be effective no later than the Effective Time (such plan and trust(s), the “Subsidiary Retirement Plan”).

(c) 401(k) Transfer of Assets and Liabilities. Subsidiary shall cause each Subsidiary Employee who is covered under the Parent Retirement Plan immediately prior the Effective Time to be covered under the Subsidiary Retirement Plan immediately following the Effective Time. Parent shall cause to be transferred from the Parent Retirement Plan to the Subsidiary Retirement Plan the full cash value of the Subsidiary Employees’ account balances under the Parent Retirement Plan as of the Effective Time (or in the case of Subsidiary Employees that are Continuing Employees, such portion of each such Continuing Employees’ respective account balance under the Parent Retirement Plan as determined by the Continuing Employee), including any outstanding participant loans, and Subsidiary shall cause the Subsidiary Retirement Plan to accept such transfers. The transfers of assets and the related liabilities shall take place as soon as practicable following the Effective Time. Parent and the Parent Retirement Plan shall be relieved of the liability for the Subsidiary Employees’ accounts under the Parent Retirement Plan following the transfer of assets and liabilities described in this paragraph (except with respect to any balance retained by the Parent with respect to a Continuing Employee).

Section 2.03 Health and Welfare Benefits.

(a) Parent Health and Welfare Benefit Plans. Effective as of the Effective Time, Subsidiary Employees (other than those that are Continuing Employees, in their capacities as such) will cease to participate in the Parent Health and Welfare Benefit Plans and each member of the Subsidiary Group shall cease to be a participating employer in the Parent Health and Welfare Plans. The Parent Health and Welfare Benefit Plans shall continue to be responsible for the payments of any claims for benefits with respect to Subsidiary Employees that occur prior to the Effective Time to the extent such claims are covered under applicable insurance.

(b) Establishment of Subsidiary Health and Welfare Benefit Plans. Prior to the Effective Time, Subsidiary shall or shall cause one of its Affiliates to take, or cause to be taken, or have taken, all action necessary and appropriate to establish or designate and administer a group welfare benefits plan for the benefit of all Subsidiary Employees effective as of the Effective Time (the “Subsidiary Health and Welfare Benefit Plans”) and to provide benefits thereunder for all eligible Subsidiary Employees who choose to enroll in such Plans that are substantially comparable to those provided under the Parent Health and Welfare Benefit Plans as of the Effective Time. Subsidiary will cause such Subsidiary Health and Welfare Benefit Plans to cover those Subsidiary Employees and their dependents who immediately prior to the Effective Time were participating in, or entitled to present or future benefits under, the corresponding Parent Health and Welfare Benefit Plans. Except as otherwise provided in Section 2.03(a), Subsidiary will be responsible for all Liabilities associated with claims incurred prior to the Effective Time by Subsidiary Employees (other than Continuing Employees, in their capacities as Employees of Parent) and Former Subsidiary Employees and their dependents under the Parent Health and Welfare Benefit Plans, which are paid on or after the Effective Time, regardless of when such claims are incurred, filed and/or paid, and shall promptly reimburse Parent for any such amounts following receipt from Parent of adequate documentation.

(c) Prior to the Effective Time, Subsidiary shall establish or designate a dependent care spending account and a medical care spending account (the “Subsidiary FSAs”). The Parties shall take all steps reasonably necessary or appropriate so that the account balances (positive or negative) under the dependent care spending account and a medical care spending account plans sponsored by Parent (the “Parent FSAs”) of each Subsidiary Employee who has elected to participate therein in the year in which the Effective Time occurs shall be transferred on, or as soon as practicable after, the Effective Time from the Parent FSAs to the corresponding Subsidiary FSAs; provided that the account balances of each Subsidiary Employee who is also a Continuing Employee may be transferred in such amount as the applicable Continuing Employee may designate. The Subsidiary FSAs shall assume responsibility as of the Effective Time for all outstanding dependent care and medical care claims under the Parent FSAs of each Subsidiary Employee for the year in which the Effective Time occurs and shall assume the rights of and agree to perform the obligations of the analogous Parent FSA from and after the day following the date of the Effective Time, in each case, other than in respect of claims under the Parent FSAs of a Continuing Employee, in his or her capacity as an Employee of Parent. The Parties shall cooperate to provide that the contribution elections of each such Subsidiary Employee as in effect immediately before the Effective Time remain in effect under the Subsidiary FSAs following the Effective Time. As soon as practicable after the Effective Time, Parent shall transfer to Subsidiary an amount equal to the sum of (i) the total contributions made to the Parent FSAs by Subsidiary Employees who are not also Continuing Employees and (ii) the contributions made to the Parent FSAs by Subsidiary Employees who are also Continuing Employees in proportion to the percentage of their account balances are transferred to the Subsidiary FSAs, in the case of each of clauses (i) and (ii), in respect of the plan year in which the Effective Time occurs, reduced by an amount equal to the total claims already paid in respect of such plan year. From and after the Effective Time, Parent shall (subject to applicable Law) provide Subsidiary with such information as Subsidiary may reasonably request to enable it to verify any claims information pertaining to a Parent FSA.

(d) Continuation Coverage. As of the Effective Time, Subsidiary and the Subsidiary Health and Welfare Benefit Plans shall assume or retain and shall be solely responsible for providing and meeting the continuation coverage requirements imposed by Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA”) or similar state law for all Subsidiary Employees (other than those that are also Continuing Employees, in their capacities as Employees of Parent) and all Former Subsidiary Employees, as well as their “qualified beneficiaries” (as defined under COBRA), regardless of whether such Liabilities arose before, on or after the Effective Time.

(e) 6055/6056 Reporting. Subsidiary shall be solely responsible for ensuring that Subsidiary complies with the reporting obligations under Section 6056 of the Code (Reporting of Offers of Coverage) with respect to Subsidiary Employees for the Closing Plan Year (including while Subsidiary was owned by Parent) and periods after the Effective Time, for which Subsidiary has a reporting obligation, provided that Parent shall be responsible for complying with all reporting obligations with respect to the year prior to the Closing Plan Year. In this regard, Subsidiary shall be responsible for distributing IRS Form 1095-C to applicable individuals and filing IRS Forms 1094-C and 1095-C with the IRS, all according to the applicable rules and regulations governing such forms. Subsidiary shall also be solely responsible for ensuring that Subsidiary complies with the reporting obligations under Section 6055 of the Code (Reporting of Enrollment in Minimum Essential Coverage) with respect to all Subsidiary Employees who are enrolled in a self-insured medical plan under the Parent Health and Welfare Benefit Plans. Subsidiary may meet this obligation either through IRS Forms 1094-C and 1095-C or IRS Forms 1094-B and 1095-B, all in accordance with applicable rules and regulations. The reporting obligations under Section 6055 of the Code for Subsidiary Employees who are enrolled in a fully insured medical plan under the Parent Health and Welfare Benefit Plans shall be met by the applicable insurance carrier or HMO. Parent shall cooperate with Subsidiary to provide all necessary, pre-Effective Time information for Subsidiary to meet its reporting obligation, which information shall be complete and accurate (in all material respects) and timely provided to Subsidiary.

(f) Credit for Benefits. Subsidiary shall (i) waive for each Subsidiary Employee and his or her dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the Subsidiary Health and Welfare Benefit Plans to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction was satisfied by or would not have been applicable to such Subsidiary Employee or dependent under the terms of the welfare plans of Subsidiary and its Affiliates (including Parent) immediately prior to the Effective Time, and (ii) give full credit under the Subsidiary Health and Welfare Benefit Plans applicable to each Subsidiary Employee and his or her dependents for all co-payments and deductibles satisfied prior to the Effective Time in the Closing Plan Year, and for any lifetime maximums, as if there had been a single continuous employer.

Section 2.05 Workers’ Compensation. Effective as of the Effective Time, Subsidiary will be solely responsible for all workers’ compensation claims of Subsidiary Employees and Former Subsidiary Employees with respect to Workers’ Compensation Events occurring on or following the Effective Time. Parent shall retain responsibility for all workers’ compensation claims of Subsidiary Employees and Former Subsidiary Employees with respect to Workers’ Compensation Events occurring prior to the Effective Time, including to the extent covered by a Parent workers’ compensation insurance policy. The Parties shall cooperate with respect to any notification to appropriate governmental agencies of the disposition and the issuance of new, or the transfer of existing, workers’ compensation insurance policies and contracts governing the handling of claims.

Section 2.06 Vacation and Sick Pay Liabilities. On and after the Effective Time, (i) Subsidiary shall provide the Subsidiary Employees with the same vested and unvested balances of vacation and sick leave as credited to the Subsidiary Employees on Parent’s or its Affiliate’s payroll system immediately prior to the Effective Time and (ii) Subsidiary shall continue to accrue vacation and sick leave in respect of each Subsidiary Employee according to Parent’s accrual schedule as in effect immediately prior to the Effective Time.

Section 2.07 Severance. Effective as of the Effective Time, Subsidiary shall assume all severance obligations with respect to any Subsidiary Employee arising on or after the Effective Time. With respect to any Former Subsidiary Employee, Subsidiary shall assume all severance obligations under any Parent Benefit Plan to the extent such obligations have not been fully satisfied prior to the Effective Time.

Section 2.08 Preservation of Right To Amend or Terminate Plans. Except as otherwise expressly provided in this Agreement or the Separation Agreement, no provisions of this Agreement shall be construed as a limitation on the right of Parent or Subsidiary or any Affiliate thereof to amend any Plan or terminate its participation therein which Parent or Subsidiary or any Affiliate thereof would otherwise have under the terms of such Plan or otherwise, and no provision of this Agreement shall be construed to create a right in any Employee or former Employee, or dependent or beneficiary of such Employee or former Employee, or any Plan Payee under a Plan which such person would not otherwise have under the terms of the Plan itself.

Section 2.09 No Right to Continued Employment or Engagement or Acceleration of Benefits. Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement or the Separation Agreement shall be deemed to guarantee any employee, independent contractor or individual service provider continued employment or engagement (or any terms or benefits of employment or engagement) for any period of time or to grant any such person any rights as a third party beneficiary hereunder, including any right to any compensation or benefit whatsoever under any Parent Benefit Plan or Subsidiary Benefit Plan or otherwise.

Section 2.10 Cash Incentives. At the Effective Time, the participation by each Subsidiary Employee (other than those who are also Continuing Employees, in their capacities as Employees of Parent) in any cash annual bonus, commission, sign-on, retention, stay bonus, transaction bonus or similar plan or agreement of Parent or a Parent Group member shall end, and Subsidiary shall assume all Liabilities with respect to such cash incentives provided to such Subsidiary Employees.

Section 2.11 Equity Awards and Plans.

(a) Parent Equity Awards. The vesting of all outstanding equity awards (including stock options) granted under Parent’s equity compensation plans shall accelerate in full as of the Effective Time. Parent shall be responsible for the compensation costs associated with such vesting acceleration and remain responsible for Parent’s equity compensation plans and all obligations and Liabilities related thereto.

(b) Subsidiary Equity Compensation Plans. On and after the Distribution Date, Subsidiary shall be solely responsible for its equity compensation plans and all awards granted thereunder, and, in each case, all obligations and Liabilities related thereto.

ARTICLE III

LABOR AND EMPLOYMENT MATTERS

Notwithstanding any other provision of this Agreement or any other agreement between Subsidiary and Parent to the contrary, the Parties understand and agree as follows:

Section 3.01 WARN Obligations. Before and after the Effective Time, each Party shall comply in all material respects with the Worker Adjustment and Retraining Notification Act and similar state and local laws (“WARN”). As of the Effective Time, Subsidiary and its Affiliates shall be responsible for all obligations and liabilities under WARN relating to the Subsidiary Employees arising from mass layoffs or plant closings (each as defined under WARN) occurring on or after the Effective Time, and Parent shall be responsible for all obligations and liabilities under WARN arising from mass layoff or plant closings (each as defined under WARN) occurring prior to the Effective Time.

Section 3.02 Last Payroll; Payroll Taxes and Reporting.

(a) On the applicable Parent Group member’s first ordinary payroll date occurring on or after the Effective Time, Parent shall cause to be paid to all Subsidiary Employees all unpaid wages and other compensation due and payable through the Effective Time.

(b) Parent and Subsidiary (i) shall, to the extent practicable, treat Subsidiary (or a Subsidiary Group member designated by Subsidiary) as a “successor employer” and Parent (or the appropriate Parent Group member) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Subsidiary Employees for purposes of taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act, and (ii) hereby agree to use commercially reasonable efforts to implement the alternate procedure described in Section 5 of Revenue Procedure 2004-53. Without limiting in any manner the obligations and Liabilities of the Parties under the Tax Matters Agreement, Subsidiary and each Subsidiary Group member shall bear its responsibility for payroll tax obligations and for the proper reporting to the appropriate governmental authorities of compensation of Subsidiary Employees earned after the Effective Time.

ARTICLE IV

OTHER MATTERS

Section 4.01 Sharing of Information; Audit Rights with Respect to Information Provided; Privilege.

(a) Subject to applicable Law, Parent and Subsidiary shall share, and shall cause each member of its respective Group to reasonably cooperate with the other Party hereto to (i) share, with each other and their respective agents and vendors all participant information reasonably necessary for the efficient and accurate administration of each of the Parent Benefit Plans and the Subsidiary Benefit Plans, (ii) facilitate the transactions and activities contemplated by this Agreement and (iii) resolve any and all employment-related claims regarding Employees.

(b) Each of Parent and Subsidiary, and their duly authorized representatives, shall have the right to conduct reasonable audits with respect to all information provided to it by the other Party. The Parties shall cooperate to determine the procedures and guidelines for conducting audits under this Section 4.01, which shall require reasonable advance written notice by the auditing Party. The auditing Party shall have the right to make copies of any records at its expense, subject to applicable Law.

(c) The foregoing paragraphs (a) and (b) and the other provisions herein requiring the Parties to cooperate shall not be deemed to be a waiver of the attorney-client privilege for the Parties nor shall it require the Parties to waive their attorney-client privilege. In the event of any conflict between the applicable terms of the Separation Agreement and the terms of this Agreement with respect to matters relating to attorney-client privilege, the work product doctrine and all other evidentiary privileges and nondisclosure doctrines, the applicable terms of the Separation Agreement, as applicable (including Section 6.8 of the Separation Agreement), shall prevail.

(d) The parties hereby agree that the confidentiality provisions of the Separation Agreement shall apply to all information and material furnished by either Party or its representatives hereunder to the other Party or any of its representatives, including, without limitation, any information shared pursuant to this Section 4.01.

Section 4.02 Fiduciary Matters. Each of Parent and Subsidiary acknowledge that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable Law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are reasonably deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

Section 4.03 Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any Third Party (including any Governmental Authority) and such consent is withheld, Parent and Subsidiary shall use commercially reasonable efforts to implement the applicable provisions of this Agreement to the full extent practicable. If any provision of this Agreement cannot be so implemented due to the failure of such Third Party to consent, Parent and Subsidiary shall negotiate in good faith to implement the provision in a mutually satisfactory manner. The phrase “commercially reasonable efforts” as used herein shall not be construed to require the incurrence of any non-routine or unreasonable expense or Liability or the waiver of any right.

Section 4.04 Reimbursement. From time to time after the Effective Time, the Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement and the presentation by such Party of such substantiating documentation as the other Party shall reasonably request, for the cost of any Liabilities satisfied or assumed by the Party requesting reimbursement or its Affiliates that are made, pursuant to this Agreement, the responsibility of the other Party or any of its Affiliates.

ARTICLE V

MISCELLANEOUS

Section 5.01 Counterparts; Entire Agreement.

(a) This Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and which counterparts shall together constitute the same agreement.

(b) This Agreement, the Separation Agreement and the other Ancillary Agreements and the Exhibits and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. In the event of any conflict between the terms and conditions of the Separation Agreement and the terms and conditions of this Agreement, the terms and conditions of the Separation Agreement (including amendments thereto) shall control, except as otherwise expressly provided herein.

Section 5.02 Governing Law. This Agreement, except as expressly provided herein, shall be governed by and construed and interpreted in accordance with the laws of the State of Nevada, irrespective of the choice of laws principles of the State of Nevada as to all matters, including matters of validity, construction, effect, enforceability, performance, and remedies.

Section 5.03 Tax Matters. Notwithstanding anything to the contrary in this Agreement, the rights and obligations of the Parties with respect to any and all tax matters shall be exclusively governed by the provisions of the Tax Matters Agreement, except as set forth therein.

Section 5.04 Assignability. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns. Notwithstanding the foregoing, this Agreement shall not be assignable, in whole or in part, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be null and void; provided, that a Party may assign this Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets, and upon the effectiveness of such assignment the assigning Party shall be released from all of its obligations under this Agreement if the surviving entity of such merger or the transferee of such Assets shall agree in writing, in form and substance reasonably satisfactory to the other Party, to be bound by all terms of this Agreement as if named as a “Party” hereto.

Section 5.05 Third Party Beneficiaries. Except for the indemnification rights under this Agreement of any Parent Indemnitee or Subsidiary Indemnitee in their respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no third party beneficiaries of this Agreement and this Agreement shall not provide any third party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 5.06 Notices. Any notice, request or other document required or permitted to be given or delivered pursuant hereto shall be delivered in accordance with the notice provisions of the Separation Agreement.

Section 5.07 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to affect the original intent of the Parties.

Section 5.08 Publicity. Prior to the Distribution, each of Subsidiary and Parent shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Separation, the Distribution or any of the other transactions contemplated hereby and prior to making any filings with any Governmental Authority with respect thereto.

Section 5.09 Expenses. Except as expressly set forth in this Agreement or in the Separation Agreement, whether or not the Separation or the Distribution is consummated, all third party fees, costs and expenses paid or incurred in connection with the Separation and Distribution shall be paid by the Parent. All such fees, costs, and expenses so advanced shall be repaid by Subsidiary following the Distribution, pursuant to the terms and conditions negotiated by the Parent and the Subsidiary.

Section 5.10 Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.11 Survival of Covenants. Except as expressly set forth in the Separation Agreement or any Ancillary Agreement, all covenants, representations, and warranties contained in this Agreement, and liability for the breach of any obligations contained herein, shall survive after the Distribution Date and remain in full force and effect in accordance with their applicable terms.

Section 5.12 Waivers of Default. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 5.13 Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled, in addition to any other remedy or relief to which they may be entitled, to injunctive relief (including provisional or temporary injunctive relief) to enforce specifically the terms and provisions hereof and enforcement of any such award of an arbitral tribunal in any court of the United States, or any other any court or tribunal sitting in any state of the United States or in any foreign country that has jurisdiction.

Section 5.14 Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

Section 5.15 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF AND PERMITTED UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.15.

Section 5.16 Arbitration. Any dispute with respect to this Agreement or any Ancillary Agreement shall be arbitrated in Alameda County, California, in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. There will be a single neutral arbitrator selected who resides in Alameda County, California. The American Arbitration Association will provide a list of five (5) neutral arbitrators. The claimant and respondent will take turns, with the respondent going first, striking one name at a time from the list of five neutral arbitrators. Each Party will have no more than twenty-four (24) hours to take its turn striking the name of a neutral arbitrator. The final remaining arbitrator will serve as the neutral arbitrator. Either Party may apply to the arbitrator seeking injunctive relief until the arbitrator’s award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement or any Ancillary Agreement, seek from any California court having jurisdiction, any interim or provisional relief that is necessary to protect the rights and/or property of that Party, pending the determination of the arbitrator.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

ABVC BIOPHARMA, INC.

By:
Name:	Uttam Patil
Title:	Chief Executive Officer

BIOKEY (CAYMAN), INC.

By:
Name:	T.S. Jiang
Title:	Chief Executive Officer

SCHEDULE 1

Subsidiary Employees

None.

SCHEDULE 2

Continuing Employees

Not applicable.

SCHEDULE 3

Former Subsidiary Employees

Name	Current Title at Parent	Expected Title at Subsidiary	Primary Work Location
EUGENE JIANG	CBO / Chairman	CFO	Fremont, CA
TSUNG SHANN JIANG	CSO / Board Member	CEO	Fremont, CA
UTTAM PATIL	CEO	CSO	TAIWAN